                                                                     EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report dated February 26, 1999 (except with respect to matters discussed in Note 16, as to which the date is March 19, 1999) incorporated by reference in this Form 10-K, into IVAX's previously filed registration statement on Form S-8 Nos. 333-07811, 33-82756, 33-67090, 33-39186,
33-44042, 33-53944, 33-88914, 33-88912, 33-65133, 333-24593 and 333-42997, Form
S-3 No. 33-46173, and Form S-4 Nos. 33-44116 and 33-60847. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

Miami, Florida
  March 31, 1999